                                                                     Exhibit 2.2

                  AMENDMENT TO EMCARE STOCK PURCHASE AGREEMENT

            This Amendment to the Stock Purchase Agreement is dated as of February 10, 2005 (this "Amendment"), by and among Laidlaw International, Inc. ("Parent"), Laidlaw Medical Holdings, Inc. ("Seller") and Emergency Medical Services Corporation (formerly known as EMSC, Inc.) ("Purchaser"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the EmCare Stock Purchase Agreement.

                                    RECITALS

            WHEREAS, Parent, Seller and Purchaser entered into that certain Stock Purchase Agreement, dated as of December 6, 2004 (the "EmCare Stock Purchase Agreement"), pursuant to which Purchaser agreed to purchase 100% of the voting securities of American EmCare Holdings Inc.;

            WHEREAS, the parties to the EmCare Stock Purchase Agreement currently anticipate that the transactions contemplated by the EmCare Stock Purchase Agreement will be consummated after January 31, 2005;

            WHEREAS, pursuant to Purchaser's request, Parent and Seller have agreed to amend the EmCare Stock Purchase Agreement to reflect that regardless of the date of the consummation of the transactions, for certain purposes of the EmCare Stock Purchase Agreement, the "Closing Date" shall be deemed to be January 31, 2005, and to make certain other accommodations to Purchaser following the Closing Date as described below.

            NOW, THEREFORE, the parties agree as follows:

   1. Amendment to Defined Term. The definition of "Agreement" in the EmCare Stock Purchase Agreement is hereby amended to include this Amendment.

   2. Amendment to Section 1.02. Section 1.02 of the EmCare Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

      "Purchase Price. Subject to the terms and conditions of this Agreement, on the Actual Closing Date, Purchaser shall pay Seller, by wire transfer of immediately available funds, an amount equal to $253,000,000 (the "Purchase Price") plus interest thereon for the period from January 31, 2005 (the "Closing Date") to (and excluding) the Actual Closing Date (as defined below), at the prime rate as quoted in the Money Rates Section of The Wall Street Journal (the "Prime Rate"). The interest shall not be considered part of the Purchase Price, but shall be paid at Closing. The Purchase Price shall be subject to adjustment pursuant to Section 1.05 following the Closing."

   3. Amendment to Section 1.03. Section 1.03 of the EmCare Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

      "Closing. The closing of the Share Purchase (the "Closing") will take place at 10:00 a.m. local time on the fifth Business Day after satisfaction or waiver (as permitted by this Agreement and applicable Law) by the appropriate party of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Actual Closing Date, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the "Actual Closing Date"), unless another time or date is agreed to in writing by the parties hereto; provided, however, Purchaser shall not be obligated to consummate the Contemplated Transactions prior to the Outside Date if Purchaser would be obligated to draw down the Bridge Facility (as defined in the BofA Financing Commitment) or similar bridge financing under a Substitute Financing Commitment rather than issue and sell Senior Subordinated Notes (as defined in the BofA Financing Commitment) or similar securities contemplated by a Substitute Financing Commitment to complete the financing contemplated by Section 4.08; provided, further, that Purchaser shall be obligated to consummate the Contemplated Transactions no later than the Actual Closing Date if all of the conditions set forth in Section 6.02 (including, Section 6.02(p)) have been satisfied or waived. The Closing shall be held at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, unless another place is agreed to in writing by the parties hereto."

   4. Amendment to Section 1.05 (a). The first sentence of Section 1.05(a) of the EmCare Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

      "Within forty-five (45) days after the Actual Closing Date, Seller shall prepare and deliver to Purchaser (i) an unaudited consolidated balance sheet of the Acquired Company and the Subsidiaries dated as of the close of business on the Closing Date (the "Closing Balance Sheet") showing the Net Worth of the Acquired Company and the Subsidiaries at the Closing Date (the "Preliminary Net Worth Amount") and (ii) a schedule (the "Closing Debt Schedule") of the amount of Long Term Debt at the Closing Date (the "Preliminary Debt Amount")."

                                       2
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   5. Amendment to Section 3.08(a). Section 3.08(a) of the EmCare Stock Purchase
Agreement is hereby amended by deleting and replacing the reference to "Closing" with "Closing Date".

   6. Amendment to Section 3.18 (e). Section 3.18(e) of the EmCare Stock Purchase Agreement is hereby amended by deleting and replacing the reference to "Closing Date" with "Actual Closing Date".

   7. Amendment to Section 5.02(b). Section 5.02(b) of the EmCare Stock Purchase Agreement is hereby amended by deleting and replacing all references to "Closing Date" with "Actual Closing Date".

   8. Amendment to Section 5.05(a). Section 5.05(a) of the EmCare Stock Purchase Agreement is hereby amended by deleting and replacing all references to "Closing Date" with "Actual Closing Date".

   9. Amendment to Section 5.06. Section 5.06 of the EmCare Stock Purchase Agreement is hereby amended by deleting and replacing all references to "Closing Date" with "Actual Closing Date". In addition, Section 5.06(b) is further amended and restated in its entirety as follows:

      "(b) For a period of five years from and after the Actual Closing Date, Purchaser shall cause the Acquired Company and the Subsidiaries to procure and maintain in effect with respect to all periods prior to the Actual Closing Date, directors' and officers' liability insurance (or Purchaser shall procure a "tail" or "extended reporting period" policy) covering those present and former officers and directors of the Acquired Company and the Subsidiaries who are currently covered by directors' and officers' liability insurance policies on terms not materially less favorable in the aggregate than the terms of such current insurance coverage; provided, however, that if any Claim is asserted or made within such five-year period, such insurance shall be continued in respect of such Claim until the final disposition thereof; and, provided, further, that Purchaser shall only be obligated to maintain such coverage (which shall be in the form of a single policy which need not exceed $25,000,000, and which shall cover (i) the present and former officers and directors of the Acquired Company and the Subsidiaries and American Medical Response, Inc. and its subsidiaries and (ii) Parent and Seller in the event Parent and Seller are named as co-defendants in a Claim asserted against D&O Indemnitees, the Acquired Company and the Subsidiaries and/or American Medical Response, Inc. and its subsidiaries) as may be obtained for a cost no greater than $800,000, in the aggregate, with respect to the coverages contemplated pursuant to this Section 5.06(b) and Section 5.06(b) of the AMR Stock Purchase Agreement."

   10. Amendment to Section 5.07. Section 5.07 of the EmCare Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

                                       3
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      "Intercompany Accounts. Immediately prior to the Closing, (a) all intercompany accounts payable as of the Closing Date owing to Seller or its Affiliates (other than the Acquired Company or any Subsidiary) by the Acquired Company or any Subsidiary, and (b) all intercompany accounts payable as of the Closing Date owing by Seller or its Affiliates (other than the Acquired Company or any Subsidiary) to the Acquired Company or any Subsidiary shall be forgiven, discharged, released, cancelled (including by way of capital contribution or dividend) or paid, in each case as determined by Seller in its sole discretion. All such intercompany accounts shall be deemed to have been settled as of the Closing Date." It is the intention of the parties that there be no intercompany accounts created after the Closing Date except as specifically contemplated by Paragraph 32 of this Amendment.

   11. Amendment to Section 5.08. Section 5.08 of the EmCare Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

      "Resignations of Directors. Except as otherwise specifically directed by Purchaser, each director of the Acquired Company or any Subsidiary as of the Actual Closing Date shall resign as a director of the Acquired Company and any such Subsidiaries and such resignations shall be delivered to Purchaser at Closing."

   12. Amendment to Section 5.10. Section 5.10 of the EmCare Stock Purchase Agreement is hereby amended by deleting and replacing all references to "Closing Date" with "Actual Closing Date".

   13. Amendment to Section 5.11. Section 5.11 of the EmCare Stock Purchase Agreement is hereby amended by deleting and replacing all references to "Closing Date" with "Actual Closing Date".

   14. Amendment to Section 5.15. Section 5.15 of the EmCare Stock Purchase Agreement is hereby amended by deleting and replacing the reference to "Closing Date" with "Actual Closing Date".

   15. Amendment to Section 5.22. Section 5.22 of the EmCare Stock Purchase Agreement is hereby amended by deleting and replacing the reference to "Closing Date" with "Actual Closing Date".

   16. Amendment to Section 6.01. The first clause of Section 6.01 of the EmCare Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

      "Conditions to Obligations of Seller. The obligations of Seller to consummate the Contemplated Transactions shall be subject to the satisfaction or waiver at or prior to the Closing

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(unless as otherwise specifically contemplated by this Agreement) of each of the following conditions:"

   17. Amendment to Section 6.01(a). Section 6.01(a) of the EmCare Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

      "(a) Purchaser shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Purchaser under this Agreement at or prior to the Closing (except as otherwise specifically contemplated by this Agreement)."

   18. Amendment to Section 6.01(b). Section 6.01(b) of the EmCare Stock Purchase Agreement is hereby amended by deleting and replacing the reference to "Closing Date" with "Actual Closing Date".

   19. Amendment to Section 6.01. Section 6.01 of the EmCare Stock Purchase Agreement is hereby amended to insert the following new subsection (j) at the end thereof:

      "(j) Any and all loans, premium costs for third party insurance allocated to the Acquired Company consistent with past practice and interest accrued from the Closing Date through to the Actual Closing Date owing to Parent or Seller by Purchaser or Acquired Company or Subsidiaries shall be paid to Parent or Seller prior to Closing or at Closing, provided, that such amount was invoiced to the Acquired Company at least two (2) Business Days prior to the Closing Date."

   20. Amendment to Section 6.02. The first clause of Section 6.02 of the EmCare Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

      "Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Contemplated Transactions shall be subject to the satisfaction or waiver at or prior to the Closing (unless as otherwise specifically contemplated by this Agreement) of each of the following conditions:"

   21. Amendment to Section 6.02(a). Section 6.02(a) of the EmCare Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

      "(a) Seller shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Seller under this Agreement at or prior to the Closing (except as otherwise specifically contemplated by this Agreement)."

   22. Amendment to Section 6.02(b). Section 6.02(b) of the EmCare Stock Purchase Agreement is hereby amended by deleting and replacing all references to "Closing Date" with "Actual Closing Date".

   23. Amendment to Section 8.01(a). Section 8.01(a) of the EmCare Stock Purchase Agreement is hereby amended by deleting and replacing the reference to "Closing Date" with "Actual Closing Date".

   24. Amendment to Section 8.02. Section 8.02 of the EmCare Stock Purchase Agreement is hereby amended by deleting and replacing all references to "Closing Date" with "Actual Closing Date".

   25. Amendment to Section 8.03. Section 8.03 of the EmCare Stock Purchase Agreement is hereby amended by deleting and replacing all references to "Closing Date" with "Actual Closing Date".

   26. Amendment to Section 8.04(e)(i). The first sentence of Section 8.04(e)(i) of the EmCare Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

      "(i) If such Claim relates to the Release of a Hazardous Substance at, on or under the real property that the Acquired Company or any Subsidiary currently or formerly owned or leased, the necessity for any investigation or remediation ("Corrective Action") shall be determined pursuant to the Environmental Laws in effect on the Closing Date."

   27. Amendments to Section 8.05(f).

      The first clause in subsection (e) of Section 8.05(f) of the EmCare Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

      "(e) the representations and warranties of Seller contained in Section
3.10 (solely with respect to health care Laws), Section 3.11 (solely with respect to health care Laws) and Section 3.22, to the extent any Claims under such sections arise out of matters occurring after June 1, 2002, but prior to the Closing Date, shall survive until three (3) years following the Closing Date;"

   28. Amendment to Section 8.06. Section 8.06 of the EmCare Stock Purchase Agreement is hereby amended by deleting and replacing the reference to "Closing Date" with "Actual Closing Date".

   29. Amendment to Section 9.01. The following defined terms in Section 9.01 of the EmCare Stock Purchase Agreement are hereby amended and restated in their entirety to read as follows:

      "Closing Date" has the meaning specified in Section 1.02.

      "Post-Closing Tax Period" means any Tax Period beginning after the Actual Closing Date and that portion of any Straddle Period beginning after the Actual Closing Date.

      "Pre-Closing Tax Period" means any Tax Period ending on or before the Actual Closing Date and that portion of any Straddle Period ending on the Actual Closing Date.

      "Straddle Period" means any Tax Period that includes but does not end on the Actual Closing Date.

   30. Cash Management. Parent and Seller shall cause the Acquired Company and the Subsidiaries to refrain from distributing any cash or assets to Parent or Seller or their Affiliates after January 31, 2005.

   31. Waiver of Section 5.01. The daily management of cash, payables and receivables by the Acquired Company from the Closing Date to the Actual Closing Date shall be subject to the provisions of Paragraph 30 of this Amendment, and shall not be subject to the covenants under Section 5.01.

   32. Loans. To the extent the Acquired Company requires cash for the period from the Closing Date to the Actual Closing Date, Seller and Parent may lend such cash to the Acquired Company, which loan shall bear interest at the Prime Rate and shall be repaid as soon as practicable, but in all events no later than the Closing or, if such amount is not invoiced, within two (2) Business Days after receipt of such invoice. In addition, any amounts referenced in Section 6.01(j) that are not payable because they were not invoiced at least two (2) Business Days prior to the Closing Date shall be payable within two (2) Business Days after invoice.

   33. Certain Payments: In satisfaction of its obligations pursuant to Section
5.14 of the EmCare Stock Purchase Agreement, Seller hereby instructs Purchaser to pay to the Acquired Company on behalf of and for the benefit of Parent the amount of $5,146,451.58, which amount represents the aggregate amount owed by Seller to any employees of the Acquired Company or any Subsidiary as a result of the consummation of the Contemplated Transactions, including any "sale bonus," "change in control" payment or similar payment, plus Medicare tax payments of 1.45%. Seller represents such amount constitutes all amounts owing by Seller to any employees of the Acquired Company or any Subsidiary as a result of the consummation of the Contemplated Transactions, including any "sale bonus," "change in control" payment or similar payment, plus Medicare tax payments of 1.45%. Purchaser hereby agrees to (i) withhold and pay over any required income tax and employment tax withholdings on such payments; (ii) cause the Acquired Company to pay to the employees listed on Exhibit A attached hereto on behalf of and

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

for the benefit of Parent the amounts set forth on Exhibit A promptly following the Closing; (iii) use its commercially reasonable efforts to cause such employees to sign a release in the form of Exhibit B attached hereto in favor and for the benefit of Seller.

   34. Counterparts. This Amendment may be executed in one or more counterparts (including by means of facsimile signature pages), each of which shall be deemed an original, but all of which together shall constitute a single instrument.

   35. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

   36. No Further Effect. This Amendment is limited by its terms and does not and shall not serve to amend any provision of the EmCare Stock Purchase Agreement except as expressly provided for in this Amendment. The EmCare Stock Purchase Agreement, as amended by this Amendment, is hereby ratified and confirmed and shall continue in full force and effect.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

                                   EMERGENCY MEDICAL SERVICES
                                   CORPORATION

                                   By:  /s/ Robert M. Le Blanc
                                       ----------------------------------------
                                   Name:  Robert M. Le Blanc
                                   Title: President

                                   LAIDLAW INTERNATIONAL, INC.

                                   By: /s/ Kevin E. Benson
                                       ----------------------------------------
                                   Name: Kevin E. Benson
                                   Title: President and Chief Executive Officer

                                   LAIDLAW MEDICAL HOLDINGS, INC.

                                   By: /s/ Kevin E. Benson
                                       ----------------------------------------
                                   Name: Kevin E. Benson
                                   Title: President and Secretary

                      [Signature Page to EmCare Amendment]

                                    Exhibit A

EMPLOYEE:         PAYMENT AMOUNT:
---------------   ---------------
Don Harvey        $ 2,270,002.01
Steve Ratton      $   338,545.99
Dighton Packard   $   325,138.22
Angel Iscovich    $   325,138.22
Russ Harris       $   325,138.22
Terry Meadows     $   325,138.22
Doug Webster      $   325,138.22
Jay Taylor        $   325,138.22
Jim Murphy        $   201,116.43
Todd Zimmerman    $   174,300.90
Murray Fein       $   138,099.95

                                    EXHIBIT B

                                     RELEASE

      FOR VALUE RECEIVED, ____________ (the "Named Individual") does hereby, effective as of the Actual Closing Date (as defined in that certain Stock Purchase Agreement dated as of December 6, 2004, as amended on February __, 2005 (the "Stock Purchase Agreement"), by and among Laidlaw International, Inc. ("Parent"), Laidlaw Medical Holdings, Inc. ("Seller") and Emergency Medical Services Corporation (f/k/a EMSC, Inc.)), remise, release and forever discharge Parent, Seller and their respective affiliates, directors, officers, employees, representatives, attorneys, agents, stockholders, members, successors, assigns, legal and personal representatives, and each of every one of them (collectively, the "Releasees"), of and from all claims and demands and all manner of actions, causes of action, suits, proceedings, debts, liabilities, obligations, accounts, contracts, and damages whatsoever, in law or equity, for amounts payable to such Named Individual (i) as a result of the consummation of the Contemplated Transactions, including any "sale bonus," "change in control" payment or similar payment; (ii) pursuant to the Laidlaw International, Inc. Value Appreciation Rights Plan; or (iii) pursuant to any employment agreement with the Named Individual.

      All capitalized terms used herein that are not otherwise defined shall have the meanings assigned such terms in the Stock Purchase Agreement.

      IN WITNESS WHEREOF, the Named Individual has executed this Release as of this ___ day of February, 2005.

                                      _____________________________________
                                      Name:

AGREED TO AND ACCEPTED
this __ day of February, 2005.

LAIDLAW INTERNATIONAL, INC.

By:_______________________________________
Name:
Title:

LAIDLAW MEDICAL HOLDINGS, INC.

By:______________________________________
Name:
Title: